CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 33-46715, 33-50610, 33-50608, 33-56707)
pertaining to the Employee Stock Purchase Plan, the 1986 Employee Stock Option Plan, the 1989 Outside Directors Option Plan, and the 1994 Stock Option and Award Plan of our report dated February 6, 1995, with respect to the consolidated financial statements and schedules of Informix Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1994.

/S/ ERNST & YOUNG LLP

San Jose, California
March 15, 1995